Exhibit 99.1

AT THE COMPANY	AT CAMERON ASSOCIATES
Robert Wilson	Alison Ziegler 212/554-5469
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Appoints James M. Lindstrom as

Chief Financial Officer

TUCSON, ARIZONA – January 16, 2015 -- The Providence Service Corporation (Nasdaq: PRSC) today announced the appointment of James M. Lindstrom as Executive Vice President and Chief Financial Officer. Mr. Lindstrom joins Providence from Integrated Electrical Services, Inc., a publically traded holding company of industrial products and infrastructure services providers, where he was Chairman, President and Chief Executive Officer. Lindstrom is taking over the CFO role from Robert Wilson who, as previously announced, is stepping down.

James M. Lindstrom, age 42, joined Integrated Electrical Services (IES) as a director in 2010 and was named Chief Executive Officer in 2011. As CEO, he led the financial turnaround and strategic transformation of IES from an electrical contractor into a profitable industrial holding company. Prior to joining IES, he spent five years as an employee of Tontine Associates, an affiliate of a private investment fund. Previous operating experience includes his role as Chief Financial Officer of Centrue Financial from 2003 to 2006, where he led a strategic transformation and multiple acquisitions, and as an executive at ChiRex, Inc., a pharmaceutical services company. James has a BA in Economics from Colby College and an MBA from the Tuck School of Business at Dartmouth College.

Warren Rustand, Chief Executive Officer, commented, "Jim’s arrival is exciting news for Providence and our operating companies. We believe he is ideally suited to help us to leverage the benefits of our strategic investments in 2014. As CEO of IES, he implemented a value enhancement strategy that was led by operational improvements, a financial restructuring and strategic growth via acquisition and organic efforts. We look forward to the benefits of his strategic and financial counsel.”

Chris Shackelton, Chairman of the Board, added, “On behalf of the board of directors, I am delighted to welcome Jim to Providence. His financial and operational expertise was integral to the successful turnaround of IES. As Providence continues its transition to a holding company, Jim’s broad range of strategic and investment experience will be highly beneficial to our team, as we work to build shareholder value.”

Lindstrom added, “I am excited to become part of the management team at Providence. Providence has four strong business platforms from which to grow and I believe my skill set, as well as my ability to execute within an acquisitive organization, will serve the company well. Importantly, I am particularly attracted to the culture of Providence and I look forward to being able to contribute to the organization.”

About Providence

Providence is a Tucson, Arizona-based company that provides and manages government sponsored human services, innovative global employment services, in-home health assessment and care management services, and non-emergency transportation services. It offers: (1) non-emergency transportation management services to state Medicaid programs, local government agencies, hospital systems, health maintenance organizations, private managed care organizations and commercial insurers, as well as to individuals with limited mobility, people with limited means of transportation, people with disabilities and Medicaid members (2) home- and community-based counseling services, which include home-based and intensive home-based counseling, workforce development, substance abuse treatment services, school support services and correctional services; (3) foster care and therapeutic foster care services; (4) case management, referral and services through local transportation providers rather than an owned fleet of vehicles. The Company provides a range of services through its direct entities to approximately 57,400 and 232,000 human services and workforce development monitoring services; (5) social improvement, employment and welfare services to various international government bodies and corporations; and (6) in-home health assessment and care management services primarily to Medicare Advantage programs. Providence is unique in that it provides and manages its human services primarily in the client’s own home or in community based settings, rather than in hospitals or treatment facilities and provides its non-emergency transportation services clients, respectively, with approximately 20.7 million individuals eligible to receive the Company's non-emergency transportation services. Its workforce development services include nearly 180 delivery sites spanning 10 countries and its health assessments are performed by over 700 nurse practitioners in 33 states.

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64 E. Broadway Blvd. ● Tucson, Arizona 85701 ●Tel 520/747-6600 ●Fax 520/747-6605 ●www.provcorp.com

Providence Service Corporation

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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